EXHIBIT 99.1

Santo Blockchain Labs Sign Exclusive Software Agreement to Sell DNATags(R)

HO CHI MINH CITY, VIETNAM / ACCESSWIRE / January 25, 2021 / Santo Mining Corp. dba Santo Blockchain Labs (OTC PINK:SANP) developers of DNATags®, have the pleasure to announce that it has sold a majority interest and entered into an exclusive software agreement and joint venture, between the company and DNA Brands Inc., (OTC PINK:DNAX).

The company has developed a blockchain technology that can significantly and also entirely curtails counterfeiting of items and bring trust and transparency in the cannabis, pharmaceutical industry by applying its DNATags® to any product. The terms of this agreement; are that DNA Brands with their Award-Winning Marketing team will own 70% of the intellectual property (IP) and ownership rights to DNATags®, the remaining 30% will be owned by Santo Blockchain Labs. Under this agreement DNA Brands, will develop the marketing and roadmap to launch this software into the Cannabis, Pharmaceutical and Health and Beauty Care Industries; additionally, Santo Blockchain Labs with maintaining, continue the development, provided technical support as blockchain technology, radio-frequency identification (RFID), near-fielded communication (NFC), Internet of Things (IoT) and other cutting-edge technologies emerge to provide consumers the trust and peace of mind while using DNATags®.

During the days and weeks to come both companies, will be announced via their social media outlets at Santo Blockchain Labs @otcsanp and DNA Brands @dnabrandsinc including press releases and via other avenues of communicating all the exciting updates and events of this endeavor.

Frank Yglesias of Santo Blockchain Labs, added, “After 18 months of software development, it’s so satisfying, to see a product like DNATags®, bloom to the capacity that I have envisioned it will be, I’m so grateful to the team at DNA Brands, I know they will run with this and make a touchdown” additionally Adrian McKenzie, CEO of DNA Brands, stated, “We are blessed to have the guys at Santo Blockchain Labs on our side in this newly emerging technology that is blockchain and the internet of things we are a match made in heaven, and I’m personally static and cannot wait to start moving forward with DNATags®”

DNA BRANDS, INC.

DNA Brands is a Holding company. The primary asset of the company is the Two-Time AwardWinning Energy drink line (DNA ENERGY). The flavors are citrus, lemon-lime, citrus sugar-free, and cranberry raspberry sugar-free flavors under the DNA Energy Drink brand name. At Present the company owns all the IP that developed the energy drink line. The company also has a Revenue generating fleet agreement with ridesharerental.com, whereby DNA owns a fleet of cars that it rents to Transportation Network Providers (TNP’s) / Rideshare drivers. In addition, since March 2020, the company has engaged in Solar Digital Marketing and Sales.

SANTO BLOCKCHAIN LABS

SANTO www.sanp.us is a public traded company (OTC:SANP) on the OTCMarkets, the company focuses on the development of blockchain smart digital contracts and IoT internet of things for everyday life. The Company also operates a website at https://santopool.com (ADAPOOL Ticker: SANP) and provides cryptocurrency staking service to potential Cardano (ADA) delegators. Though its 100% owned subsidiary; SAITEC Technology & Development Joint Stock Company in Ho Chi Minh City, VietNam, the company leverages its highly efficient software engineers, VietNam is currently known as the Silicon Valley of South Asia.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact included in this presentation are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments, and business strategies. These forward-looking statements may be identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “will” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions, and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions, or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected or may prove unachievable.

The Company’s business and prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies working with new and rapidly evolving technologies such as blockchain. These risks include, but are not limited to, an inability to create a viable product and risks related to the issuance of tokens. Furthermore, the Company’s business contemplates participation in a highly regulated space of consumer finance and associated customer data and therefore may face regulatory and execution challenges, particularly in light of the novelty of the concept. The Company cannot assure you that it will succeed in addressing these risks, and our failure to do so could have a material adverse effect on our business, financial condition, results of operations, and prospects. There can be no assurance as to whether or when (if ever) the Company will achieve profitability or liquidity. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.

IR CONTACT INFORMATION:

Frank Yglesias	Twitter@otcsanp	Twitter@santoadapool
frank@sanp.us	SANP.US	SANTOPOOL.COM